EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT, is made and entered into as of the 3rd day of June, 2004, by and among One Stop School Shop, Inc., a Florida corporation ("Seller"), Kevin Sidman, Glenda Sidman and Janet Smith (collectively "Principals") and Schoolpop, Inc. a Delaware corporation ("Buyer"). Buyer and Seller are referred to collectively as the "Parties."

                                    RECITALS:

         A. Seller is engaged in the business of the sale of school supplies promoted through schools and sold to parents of their students (the "Business"); and

         B. Buyer desires to purchase and Seller desires to sell certain assets related to the Business upon the terms and conditions set forth herein.

         C. The Principals are shareholders and/or creditors of the Seller and desire that Buyer purchase and the Seller sell certain assets related to the Business upon the terms and conditions set forth herein.

                                   AGREEMENTS:

         NOW THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         1. DEFINITIONS. For purposes of this agreement, the following terms are defined as follows:

                  (a) "Ancillary Document" shall mean any agreement, letter, or other document by and between (i) Buyer and (ii) Seller that is referred to herein or relates to the transactions contemplated hereby.

                  (b) "Agreement" shall mean this Asset Purchase Agreement and all schedules and exhibits attached hereto and referred to herein.

                  (c) "Closing" shall have the meaning given such term in
Section 3.1.

                  (d) "Closing Date" shall have the meaning given such term in
Section 3.1.

                  (e) "Excluded Assets" shall mean Seller's taxpayer and other identification numbers, tax returns, minute books, ownership ledgers and other documents of the Seller relating to the organization and existence of Seller as a corporation (provided that Buyer shall have access thereto to the extent reasonably necessary for the operation of the Business or the preparation of tax returns and financial statements of Buyer following the Closing Date).

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                  (f) "Purchased Assets" shall have the meaning given such term in Section 2.1.

                  (g) "Site" shall mean 1420 Cypress Drive, Unit No. 3, Jupiter, Florida 33469.

         2. SALE AND PURCHASE OF ASSETS.

                  2.1 Transfer of Assets. On the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Buyer, on the Closing Date, all of the properties and assets of such Seller related to, derived from, or used in the operation of the Business, wherever located, excepting only the Excluded Assets (the "Purchased Assets"), specifically including, without limitation, the following:

                           (a) Equipment and Fixtures. All equipment, furniture,
fixtures, signs, motor vehicles and other personal property related to or used in connection with the Business or located on the Site, including, without limitation, the assets set forth on the attached Schedule 2.1(a).

                           (b) Inventory and Merchandise. All raw materials,
inventory, goods and supplies of whatsoever nature or kind and all wrapping, packaging and advertising materials and any documents related thereto or located on the Site, including, without limitation, the inventory set forth on the attached Schedule 2.1(b).

                           (c) Contracts. All of Seller's right, title and
interest under agreements, contracts, indentures, mortgages, leases, instruments, security interests, guaranties, other similar arrangements, and rights thereunder relating to the Business or the Purchased Assets arising in the ordinary course of business including, without limitation, the contracts identified on the attached Schedule 2.1(c).

                           (d) Prepaid Assets. All deposits and prepaid assets
of Seller acquired in connection with the operation of the Business, including, without limitation, those prepaid assets set forth in the attached Schedule 2.1(d).

                           (e) Intellectual Property. All intellectual property
related to the operation of the Business or use or ownership of the Purchased Assets, including, but not limited to, those items set forth in the attached
Schedule 2.1(e), and more specifically described as follows (the "Intellectual Property"):

                                    (i) all inventions (whether patentable or
unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

                                    (ii) all trademarks, service marks, trade
dress, logos, trade names, and corporate names (including but not limited to the mark "One Stop School Shop"), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

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                                    (iii) all copyrightable works, all
copyrights, and all applications, registrations, and renewals in connection therewith;

                                    (iv) all mask works and all applications,
registrations, and renewals in connection therewith;

                                    (v) all trade secrets and confidential
business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

                                    (vi) all computer software (including data
and related documentation);

                                    (vii) all domain names (including but not
limited to the name "1stopschoolshop.com");

                                    (viii) all other proprietary rights; and

                                    (ix) all copies and tangible embodiments
thereof (in whatever form or medium).

                           (f) Permits and Licenses. All permits, licenses,
orders, consents and approvals of any federal, state or local governmental or regulatory authority related to the operation of the Business, to the extent assignable, including, without limitation, the permits and licenses listed on the attached Schedule 2.1(f).

                           (g) Cash and Accounts Receivable. All cash on hand,
accounts receivable, refunds and other rights to receive payment of the Seller;

                           (h) Books and records. All books, records, ledgers,
files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and

                           (h) Other Assets. All other assets, properties,
claims and rights of Seller not part of the Excluded Assets related to or used in the operation of the Business.

                  2.2 Consideration and Payment for Purchased Assets. The aggregate purchase price to be paid by Buyer in consideration for the Purchased Assets shall be as follows:

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                           (a) At Closing. At Closing Buyer shall deliver to
Seller:

                                    (i) Twenty-Five Thousand and No/100 Dollars
$25,000.00) by cashiers check or wire transfer; and

                                    (ii) 1,196,809 shares of Common Stock, $.001
par value, of LoyaltyPoint, Inc. (the "Parent Common Stock") (such number of shares having been determined by dividing Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) by the average closing price of a share of Parent Common Stock on the Over-the-Counter Bulletin Board for the five (5) consecutive trading days ending on the third trading day prior to the Closing Date). Notwithstanding the preceding, in the event that the Purchaser is not an "accredited investor" as defined in the rules promulgated under the Securities Act of 1933 (the "Securities Act"), the above-described shares of stock shall not be delivered on the Closing Date, but shall delivered five (5) business days following the date that (i) LoyaltyPoint, Inc., a Delaware corporation ("Parent"), files its 10-QSB for the period ended March 31, 2004 and any other reports required to be filed with the SEC as provided in Rule 502 promulgated under the Securities Act and (ii) the Seller has executed and delivered a document acknowledging receipt of such reports; provided, however, in the event that (i) has not occurred within twelve (12) months following the Closing Date, Buyer shall deliver payment in the amount of $225,000 by cash in lieu of Parent Common Stock.

                           (b) Contingent Earnout. As additional consideration,
Buyer shall pay Seller a contingent earnout based on the Net Profit (as defined below) of Buyer during 2004 and 2005 as follows:

                                    (i) Fifty Percent (50%) of the Net Profit
for the period commencing on the date of Closing and ending December 31, 2004 ("2004 Earnout") shall be paid as follows:

                                             (A) Forty Percent (40%) of the 2004
Earnout shall be paid by check or wire transfer on or before November 30, 2004;

                                             (B) Ten (10%) of the 2004 Earnout
shall be paid by check or wire transfer on or before February 28, 2005; and

                                             (C) Fifty Percent (50%) of the 2004
Earnout shall be paid by the issuance of a number of shares of Parent Common Stock, determined by dividing Fifty Percent (50%) of the 2004 Earnout by (x) the average closing price of a share of Parent Common Stock on the Over-the-Counter Bulletin Board or such other principal securities exchange on which the Parent Common Stock shall then be trading for the five (5) consecutive trading days ending November 26, 2004, or (y) in the event the Parent Common Stock is not traded on the Over-the-Counter Bulletin Board or any other securities exchange, the fair market value of a share of Parent Common Stock as determined in good faith by the Board of Directors of Parent, which shares shall be delivered to the Escrow Agent on or before November 30, 2004 to be held, administered and distributed in accordance with the terms of the Escrow Agreement in the form set forth as Schedule 2.2 attached hereto (the "Escrow Agreement"),

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                                    (ii) Ten Percent (10%) of the Net Profit for
the calendar year 2005 ("2005 Earnout") shall be paid as follows:

                                             (A) Forty Percent (40%) of the 2005
Earnout shall be paid by check or wire transfer on or before November 30, 2005;

                                             (B) Ten (10%) of the 2005 Earnout
shall be paid by check or wire transfer on or before February 28, 2006; and

                                             (C) Fifty Percent (50%) of the 2005
Earnout shall be paid by the issuance of a number of shares of Parent Common Stock, determined by dividing Fifty Percent (50%) of the 2005 Earnout by (x) the average closing price of a share of Parent Common Stock on the Over-the-Counter Bulletin Board or such other principal securities exchange on which the Parent Common Stock shall then be trading for the five (5) consecutive trading days ending November 25, 2005, or (y) in the event the Parent Common Stock is not traded on the Over-the-Counter Bulletin Board or any other securities exchange, the fair market value of a share of Parent Common Stock as determined in good faith by the Board of Directors of Parent, which shares shall be delivered to the Escrow Agent on or before November 30, 2005 to be held, administered and distributed in accordance with the terms of the Escrow Agreement.

For purposes of this Section 2.2(b), "Net Profit" shall mean, for each respective period, (a) the gross revenue (less refunds, rebates and returns) generated by the Buyer from operating the Business (including for such purposes the Lexile book program to be launched in 2004-2005), less (b) product costs, fulfillment costs, delivery expense, amounts paid to schools and other direct costs (and a reasonable allocation of overhead ) attributable to the products sold in Business for such period, but excluding amounts attributable to the sale or transfer of any products for less than cost.

                  (c) Assumed Liabilities. Except as expressly listed on the attached Schedule 2.2(c), Buyer shall not assume any liabilities or obligations of Seller or the Principals, and Seller and the Principals shall be solely liable for all liabilities and obligations arising from the ownership and operation of the Business and the Purchased Assets and the use and occupation of the Site prior to the Closing Date, contingent or fixed, whether or not reflected on the book and records of Seller or the Principals.

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         3. CLOSING OF TRANSACTION.

                  3.1. Closing. Subject to the conditions contained herein, the closing of the transactions to be effected hereunder (the "Closing") shall be held at the offices of Buyer's counsel commencing at 10:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine; provided, however, that the Closing shall occur no later than the date of this Agreement (the actual date of such Closing is herein called the "Closing Date").

                  3.2 Deliveries at Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing (a) Seller and the Principals shall deliver or cause to be delivered the various documents, certificates and instruments listed in Article 6, hereof; and (b) Buyer shall cause to be delivered the various documents, certificates and instruments listed in Article 7, hereof.

         4. REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller and the Principals, jointly and severally, represents and warrants to Buyer that the following representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date

                  4.1 Organization and Good Standing of the Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has all requisite power and authority, licenses, permits and franchises to own, lease and operate its properties and assets and to carry on the Business as currently conducted. Seller has full power and authority to make the representations, warranties and agreements made hereunder, to execute and deliver this Agreement and the Ancillary Documents, and to perform its obligations under this Agreement and the Ancillary Documents. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conduced by it makes such qualification or licensing necessary, except for such failures to be so licensed, qualified or in good standing which could not reasonably be expected to have a material adverse effect on the Business.

                  4.2 Authorization of Agreement and Enforceability. This Agreement and the Ancillary Documents have been (or will be prior to Closing) duly and validly authorized, executed and delivered by Seller and the Principals, and constitute legal, valid and binding obligations of Seller and the Principals, enforceable against Seller and the Principals, in accordance with their respective terms.

                  4.3 Effect of Agreement. Neither the execution, delivery, and performance of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby by Seller or the Principals will (a) conflict with or result in a beach of any provision of the certificate of incorporation or bylaws of the Seller, (b) constitute or result in the breach of, conflict with or give rise to a right or forfeiture, termination, cancellation or acceleration

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with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Seller or the Principals is a party or by which any of their properties or assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents shall have been obtained on or prior to the Closing Date, or
(c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Seller or the Principals or any of their properties or assets, which violation could reasonably be expected to have a material adverse effect on the Business.

                  4.4 Government and Other Consents. To the knowledge of Seller and the Principals no consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by Seller or the Principals of this Agreement or any Ancillary Document.

                  4.5 Title to Property; Absence of Liens and Encumbrances, Etc. Seller owns and has good and marketable title to its respective personal property and assets (including, without limitation, the Purchased Assets), free and clear of all security interests, claims, liens, mortgages, charges and encumbrances. At closing, Buyer will obtain from Seller good and marketable title to all of the Purchased Assets free and clear of all security interests, claims, liens, mortgages, charges and encumbrances.

                  4.6 Tax Matters. Seller has timely filed all federal, state, local and other tax and information returns as required by law, and has paid all taxes shown as due on such returns. Each such return is true, correct and complete, and to the knowledge of Seller or the Principals, Seller does not have or will not have any additional liability for taxes with respect to any return heretofore filed.

                  4.7 Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any federal, state, local, foreign or other court or governmental, administrative, or self-regulatory body or agency, or any private arbitration tribunal, or to the knowledge of Seller or the Principals threatened against Seller, the Principals, the Business, or any of their properties or the transactions contemplated by this Agreement or the Ancillary Documents; nor to the knowledge of Seller or the Principals is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry which may have any adverse effect upon the Business, the Purchased Assets or the transactions contemplated by this Agreement or the Ancillary Documents.

                  4.8 Labor Disputes. To the knowledge of Seller and the Principals, the Seller is in compliance with all applicable domestic (federal, state and local) and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practices, and have not discriminated on the basis of age or sex in their employment conditions or practices.

                  4.9 Environmental Matters. With respect to Hazardous Materials (as hereinafter defined), neither the Seller nor the Principals has:

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                           (a) participated in or received notice or has
knowledge of any current or prior use of the Business premises involving the use, generation, release, treatment, discharge, emission, storage, handling, transportation or disposal of Hazardous Materials;

                           (b) received notice or has knowledge that the
Business Premises is not free from contamination by or the presence of Hazardous Materials or that the activities conducted thereon impose any significant hazard to human health or the environment or violate applicable federal, state or local statutes, laws, ordinances, rules and regulations pertaining to Hazardous Materials (collectively, the "Environmental Laws"), including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act and all amendments thereof; or

                           (c) has received or has knowledge that Seller
received any written complaint, order, citation or notice relating to the happening of any event involving the use, generation, release, treatment, discharge, emission, handling, storage, transportation, disposal or cleanup of any Hazardous Materials or the Environmental Laws.

For purposes of this Section 4.9, "Hazardous Materials" includes, but is not limited to, asbestos, radon, polychlorinated biphenyle, petroleum products and other waste, substances and materials described as hazardous, toxic, polluting or dangerous under the Environmental Laws.

                  4.10 Trademarks, Trade Names, Etc. None of Seller's trade names (including One Stop School Shop and 1stopschoolshop), trademarks or domain names (including 1stopschoolshop.com) have been called into question or challenged and, to the knowledge of Seller and the Principals, Seller is not infringing upon any patents, trade names, trademarks, service marks, copyrights, domestic or foreign, or any other intellectual property rights of any other person, firm or entity. Seller has not granted any right, title or interest in and to any of its trade names, trademarks or domain names to any other firm. Seller is the owner thereof and has the exclusive right to use the same. Seller has not received any notice (written or oral) claiming that the conduct of Seller's Business infringes upon any patents, trademarks, trade names, service marks or copyrights, domestic or foreign, or any other intellectual property rights of any other person, firm or corporation.

                  4.11 Financial Statements. Attached hereto as Schedule 4.11 are copies of certain financial statements of Seller ("Financial Statements"). The Financial Statements fairly present the financial condition of Seller as of the indicated dates and the results of operations of Seller for the indicated periods and were correct and complete in all material respects as of their respective dates and are consistent with the books and records of Seller. No event has occurred since the preparation of the Financial Statements which materially adversely affects the foregoing. The Financial Statements represent bona fide transactions, and do not contain any untrue statement of any material facts and do not omit to state any material fact necessary in order to make the statements contained in this Section 4.11 or therein not misleading.

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                  4.12 Absence of Certain Changes or Events. Except as set forth in Schedule 4.12, since the period end of the most recent Financial Statements, Seller has not:

                           (a) taken any action that is not in accordance with
the ordinary course of Seller's business as such business was conducted prior to the Balance Sheet Date; or

                           (b) suffered the occurrence of any events which,
individually or in the aggregate, have had, or might reasonably be expected to have, a material adverse effect on its properties or assets, financial condition, results or operations, business or prospects;

                  4.13 Real Property Leases. Schedule 4.13 sets forth a complete and accurate list of all real property, office or warehouse space, or other facilities leased, used or occupied by the Seller. Seller does not own any real estate. With respect to each such lease, Seller is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by Seller.

                  4.14 Contracts. Schedule 4.14 lists the following contracts and other agreements to which the Seller is a party:

                           (a) any agreement (or group of related agreements)
for the lease of personal property providing for lease payments in excess of $500 per annum;

                           (b) any agreement (or group of related agreements)
for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, which cannot be terminated with thirty days notice, would result in a material loss to Seller, or involves consideration in excess of $500;

                           (c) any agreement concerning a partnership or joint
venture;

                           (d) any agreement (or group of related agreements)
under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $500 or under which it has imposed a security interest or lien on any of its assets, tangible or intangible;

                           (e) any agreement concerning confidentiality or
noncompetition;

                           (f) any agreement involving any of the Principals and
their affiliates (other than Seller);

                           (g) any profit sharing, stock option, stock purchase,
stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                           (h) any collective bargaining agreement;

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                           (i) any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $500 or providing severance benefits;

                           (j) any agreement under which it has advanced or
loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

                           (k) any agreement under which the consequences of a
default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target; or

                           (l) any other agreement (or group of related
agreements) the performance of which involves consideration in excess of $500 singly, or $2,500 in the aggregate.

         Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 4.14 (as amended as of the Closing Date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.14. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (to the extent that it is being assigned and assumed hereunder); (iii) to the knowledge of Seller and the Principals no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

                  4.15 No Broker or Finder. The Seller has not taken any action which would give to any Person a right to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement.

                  4.16 Other Information. None of the information and documents which have been or may be furnished by Seller, or its representatives, or the Principals to Buyer, or to any of its representatives, in connection with the transactions contemplated by this Agreement, is or will be materially false or misleading or contains or will contain any material misstatements of fact or omits or will omit any material fact necessary to be stated in order to make the statements therein not misleading, nor has Seller withheld from Buyer any material facts relating to the assets, property or business of the Seller.

                  4.17 Investment. Seller (i) understands that Parent Common Stock has not been, and will not be, registered under the Securities Act of 1933 (the "Securities Act"), or under any state securities laws, (ii) understands that the Parent Common Stock will be subject to restrictions on transferability or resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws, (iii) is acquiring the Parent Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Seller's Stockholders),
(iv) is a sophisticated investor with knowledge and experience in business and financial matters, (v) has received certain information concerning LoyaltyPoint, Inc., a Delaware corporation, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Parent Common Stock, and (vi) is able to bear the economic risk and lack of liquidity inherent in holding the Parent Common Stock.

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         5. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and Principals that the following representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date:

                  5.1 Organization and Good Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to make the representations, warranties and agreements made hereunder, to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder.

                  5.2 Authorization of Agreement and Enforceability. This Agreement and the Ancillary Documents have been (or will be prior to Closing) duly and validly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereinafter in effect.

                  5.3 Effect of Agreement. Neither the execution, delivery, and performance of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated hereby by Buyer will (a) conflict with or result in a beach of any provision of the certificate of incorporation or bylaws or the Buyer or (b) constitute or result in the breach of, conflict with or give rise to a right of termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which the Buyer is a party of by which Buyer or any of its properties or assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents shall have been obtained on or prior to the Closing Date, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Buyer or any of its properties or assets.

                  5.4 Government and Other Consents. No consent, order, authorization, qualification or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Document, except for filings required under state and federal securities laws.

                  5.5 Litigation. There are no claims, actions, suits, proceedings, arbitrations, investigations, or hearings or notice of hearings pending, or to Buyer's knowledge, threatened before any federal, state, local or foreign court or governmental, administrative or self-regulatory body or agency that adversely affects the ability of Buyer to execute and deliver this Agreement or the Ancillary Documents and perform its obligations hereunder or thereunder or which otherwise relates to the consummation of the transaction contemplated by this Agreement or any Ancillary Document.

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                  5.6 Other Information. None of the information and documents which have been or may be furnished by Buyer, or its representatives, in connection with the transactions contemplated by this Agreement, is or will be materially false or misleading or contains or will contain any material misstatements of fact or omits or will omit any material fact necessary to be stated in order to make the statements therein not misleading, nor has Buyer withheld from Seller or the Principals any material facts relating to the assets, property or business of the Buyer.

         6. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer hereunder are subject to the fulfillment at Closing of each of the following conditions to the reasonable satisfaction of Buyer; provided that Buyer, in its discretion, may waive any one or more of such conditions:

                  6.1 Accuracy of Representations and Warranties. The representations and warranties of Seller and the Principals contained in this Agreement and in any Ancillary Document shall be true in all material respects on and as of the Closing Date except as affected by transactions contemplated hereby and except to the extent that any such representations or warranties which were made as of a specified date shall have been true on and as of such date.

                  6.2 Performance of Agreements. Seller and the Principals shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement on its part to be performed or complied with at or prior to the Closing Date.

                  6.3 Required Consents. Seller shall have obtained all consents (in writing) required for the assignment to Buyer of the Purchased Assets.

                  6.4 Deliveries. Seller and the Principals shall have delivered or caused to be delivered to Buyer at or prior to Closing all of the following:

                           (a) A certificate of the Seller and Principals, dated
the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 6.1, 6.2 and 6.3 hereof;

                           (b) A certificate of the Seller, dated the Closing
Date, certifying (i) the resolutions adopted by the Board of Directors of the Seller approving this Agreement, the Ancillary Documents and the transactions contemplated thereby, (ii) the resolutions adopted by the stockholders approving this Agreement, the Ancillary Documents and the transactions contemplated thereby and (iii) the incumbency of each officer of the Seller executing this Agreement and any Ancillary Documents to be executed by the Seller;

                           (c) One or more bills of sale, assignments, and other
instruments of transfer conveying good and marketable title to the Purchased Assets to Buyer, in form and substance satisfactory to Buyer and its counsel;

                           (d) The written consents contemplated by Section 6.3
in form and substance satisfactory to Buyer and its counsel;

                           (e) Executed confidentiality and non-compete
agreements among Buyer, Seller, Kevin Sidman, Glenda Sidman and Janet Smith in the forms set forth as Schedule 6.4(e) attached hereto;

                           (f) Executed Statement of Investment Intent in the
form set forth as Schedule 6.4(f) attached hereto;

                           (g) Executed Escrow Agreement; and

                           (h) Such other documents, opinions and certificates
as may be required under this Agreement or reasonably requested by Buyer.

         7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

         The obligations of Seller are subject to the fulfillment at the Closing of each of the following conditions to the reasonable satisfaction of Seller; provided that Seller may waive any one or more of such conditions:

                  7.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any Ancillary Document shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby and except to the extent that any such representations or warranties which were made as of a specified date shall have been true on and as of such date.

                  7.2 Performance of Agreement. Buyer shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

                  7.3 Deliveries by Buyer. Buyer shall have delivered to Seller at or prior to the Closing all of the following:

                           (a) The purchase consideration in accordance with
Section 2.2(a);

                           (b) A certificate of an executive officer of Buyer,
dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof;

                           (c) A certificate of the Secretary or Assistant
Secretary of Buyer, dated the Closing Date, certifying (i) the resolutions adopted by the Board of Directors of Buyer approving this Agreement and the transactions contemplated hereby and (ii) the incumbency of each officer of Buyer executing this Agreement and any Ancillary Document; and

                           d.       Executed Escrow Agreement.

         8. OBLIGATIONS AFTER CLOSING

                  8.1 Further Assurances by Seller. After the Closing hereunder, Seller shall, at the request of Buyer, execute, acknowledge and deliver to Buyer without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Buyer may reasonably request (a) to transfer to, vest and protect in Buyer and its right, title and interest in the Purchased Assets, and (b) otherwise to consummate or effectuate the transactions contemplated by this Agreement.

                  8.2 Employees and Employee Benefits. On the Closing Date, Seller shall terminate all employees of Seller and Buyer may, but shall have no obligation to, employ any such persons on terms and conditions acceptable to Buyer, in its discretion. Seller shall cooperate with Buyer in communicating with all employees of Seller that Buyer, in its discretion, desires to employ. Buyer assumes no obligations or liabilities whatsoever with regard to any employees, employee benefits or employee benefits plans provided by Seller to its respective employees. Without limiting the generality of the foregoing, Buyer specifically does not assume, and Seller shall indemnify and hold Buyer harmless against, any liabilities arising out of termination of Seller's employees or employee benefit plans, including, without limitation, liabilities or obligations imposed by ERISA, COBRA or any other applicable federal, state, or local laws, rules or regulations.

         9. INDEMNIFICATION

                  9.1 Indemnification by Seller and Principals. Seller and Principals shall, jointly and severally, indemnify and hold harmless Buyer from, against and in respect of, any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including without limitation interest which may be imposed in connection therewith, and court costs and reasonable fees and disbursements of counsel) ("Loss") resulting from, arising out of or incurred by Buyer in connection with either of the following:

                           (a) any breach of the representations or warranties
made by the Seller and/or the Principals in this Agreement or any Ancillary Document;

                           (b) any failure or default by the Seller or the
Principals with regard to any of the covenants or agreements made by the Seller or the Principals in this Agreement or any Ancillary Document, provided that in the case of any failure or default with respect to any Ancillary Document to which only one of the Principals is a party, such indemnification obligations shall not be joint and several among the Principals but shall apply only to such Principal and the Seller; provided further that failure or default by either of the Principals with regard to his or her employment agreement or consulting agreement entered into in connection with this Agreement shall be excluded from the provisions of this Section 9.1; or

                           (c) except for the Assumed Liabilities specifically
set forth on Schedule 2.3, any debts, obligations, liabilities, claims, penalties, fines or damages pertaining to the Seller, its assets, or the Business arising on or before or related to incidents and occurrences prior to Closing, whether or not known to the Seller or the Principals.

The amount of any Loss shall be the amount of cash reimbursement or set-off that, when received by Buyer, shall place Buyer in the same financial position it would have been in if such Loss has not occurred.

                  9.2 Offset/ Reimbursement. Buyer shall have the right to set-off against the purchase price, including payment of the 2004 Earnout and the 2005 Earnout payable by Buyer as provided for herein (or, if such amounts have theretofore been paid, then to receive prompt reimbursement from Seller of an amount equal to) the amount of all Losses incurred by Buyer. Buyer shall deliver to Seller a written notice explaining the nature and amount of each such set-off or required reimbursement as promptly as is reasonably practicable after Buyer shall have determined to make such set-off or to require such reimbursement. Buyer may make such set-offs or require such reimbursements in any order it chooses.

                  9.3 Limitation on Indemnification. The aggregate liability of the Seller and Principals pursuant to Section 9.1 shall not exceed the consideration paid by Buyer pursuant to Section 2.2. Notwithstanding the preceding, the limitation on indemnification set forth in this Section 9.3 shall not apply to claims for Losses based upon or relating to (i) any tax liability pursuant to Section 4.7, or (ii) any liability relating to employees, employee benefits or employee benefit plans pursuant to Section 8.2.

                  9.4 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and Principals from, against and in respect of, any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including without limitation interest which may be imposed in connection therewith, and court costs and reasonable fees and disbursements of counsel) ("Loss") resulting from, arising out of or incurred by Seller and Principals in connection with either of the following:

                           (a) any breach of the representations or warranties
made by the Buyer in this Agreement or any Ancillary Document;

                           (b) any failure or default by Buyer with regard to
any of the covenants or agreements made by Buyer in this Agreement or any Ancillary Document; or

                           (c) any of the Assumed Liabilities specifically set
forth on Schedule 2.3 and any debts, obligations, liabilities, claims, penalties, fines or damages pertaining to the ownership, sale, license or use of the Purchased Assets arising after the Closing, excluding any Loss subject to indemnification pursuant to Section 9.1.

                  9.5 Limitation on Indemnification. The aggregate liability of the Buyer pursuant to Section 9.4 shall not exceed the consideration paid by Buyer pursuant to Section 2.2.

The amount of any Loss shall be the amount of cash reimbursement that, when received by Seller or the Principals, shall place Seller or the Principals in the same financial position they would have been in if such Loss has not occurred.

         10. MISCELLANEOUS

                  10.1 Expenses, Etc. Each of the Parties shall pay their own respective counsel, accountants and other experts' fees and expenses arising in connection with the negotiation and preparation of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

                  10.2 Survival of Representations and Warranties. Each of the Parties covenants and agrees that all of the representations, warranties, covenants, and agreements set forth in this Agreement and in any Ancillary Document shall survive the Closing and shall not be merged into any instruments of transfer or other Ancillary Documents delivered by any of the Parties at Closing or at any other time.

                  10.3 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors and assigns any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

                  10.4 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly delivered (a) on the date of delivery if by personal delivery; (b) on the date of transmission with confirmed receipt by telephone if delivered by telecopier; or (c) on the date on which return receipt is signed or delivery is refused if dispatched by certified or registered first class mail, Federal Express or similar service, postage prepaid, return receipt requested, to the party to whom the same is so given or made;

   If to Seller, to:                           With a copy to:

       One Stop School Shop, Inc.            _____________________
       138 Point Circle                      _____________________
       Tequesta, Florida 33469               _____________________
       Attn: Glenda Sidman                   Attn: _______________
       Telephone No.: (561) 743-1475         Telephone No.: ( ) _____
       Facsimile No.: ( ) _________          Facsimile No.: ( ) _____

   If to Principals, to:                          With a copy to:

       Kevin and Glenda Sidman               _____________________
       138 Point Circle                      _____________________
       Tequesta, Florida 33469               _____________________
       Telephone No.: (561) 743-1475         Attn: _______________
       Facsimile No.: ( ) _________          Telephone No.: ( ) _____
                                             Facsimile No.: ( ) _____

       Janet Smith                           _____________________
       18935 Pond Cypress Court              _____________________
       Tequesta, Florida 33469               _____________________
       Telephone No.: (561) 743-1475         Attn: _______________
       Facsimile No.: ( ) _________          Telephone No.: ( ) _____
                                             Facsimile No.: ( ) _____

   If to Buyer, to:                             With a copy to:

       Schoolpop, Inc.                        Daryl Cramer & Associates, P.A.
       3100 Five Forks Trickum Road SW        3801 PGA Boulevard, Suite 508
       Suite 401                              Palm Beach Gardens, Florida 33410
       Lilburn, Georgia 30047                 Attn: Daryl, B. Cramer, Esq.
       Attn: Paul Robinson, CEO               Telephone No.: (561) 659-7005
       Telephone No.: (770) 736- 9383         Facsimile No.: (561) 659-0701
                                                   Facsimile No.: (770) 736-0931

or to such other address as such party shall have specified by notice to the other party hereto.

                  10.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof and thereof, and this Agreement, together with the Ancillary Documents executed in connection herewith, constitutes the entire agreement of the Parties as to the matters set forth herein and therein.

                  10.6 Headings. The article and section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

                  10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                  10.8 Governing Law. This Agreement shall be construed as to both validity and performance and governed by and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

                  10.9 Severability. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

                  10.10. Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by all Parties.

                  10.11 Assignment. No party hereto shall assign its rights or obligations under this Agreement without the prior written consent of the other Parties hereto, except that Buyer may assign this Agreement to any Affiliate of Buyer without the consent of Seller.

                  10.12 Successors and Assigns. Subject to the provisions of
Section 10.11 hereof, the covenants, agreements, and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

                  10.12 No Joint Venture. Buyer, by entering this Agreement and the Ancillary Documents, and consummating the transactions contemplated hereby and thereby, shall not be and shall not be considered a partner or joint venturer of the Seller.

                  10.13 Construction of Agreement. This Agreement and the Ancillary Documents are documents negotiated at arm's-length by the Parties and their respective counsel. Neither this Agreement nor any of the Ancillary Documents shall be construed as having been "drafted" by any one Party and shall not be construed against any Party as a drafting party.

                  10.4 Attorney's Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including an arbitration proceeding is commenced to enforce the provisions of this Agreement, the prevailing Party shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney's fees, including the fees on appeal, costs and expenses.

                            [Signature Page Attached]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first written above.

                               BUYER:

                               SCHOOLPOP, INC., a Delaware corporation

                               By: _________________________________
                                   Paul Robinson, Chief Executive Officer

                               SELLER:

                               ONE STOP SCHOOL SHOP, INC., a Florida corporation


                               By: _________________________________
                                   Glenda Sidman, Its Chief Executive Officer

                               PRINCIPALS:

                               ____________________________________
                               JANET SMITH


                               ____________________________________
                               KEVIN SIDMAN


                               ____________________________________
                               GLENDA SIDMAN